Exhibit 99.1

Kemper Corporation One East Wacker Drive Chicago, IL 60601 kemper.com

Press Release

May 7, 2015

Donald G. Southwell, Kemper Corporation’s Chairman, President and Chief Executive Officer, Announces Plan to Retire in May 2016

CHICAGO--(BUSINESS WIRE)— Kemper Corporation (NYSE: KMPR) announced today that Donald G. Southwell, Kemper’s Chairman, President and Chief Executive Officer, informed the Kemper Board of Directors during its quarterly board meeting of his plans to retire when he turns 65 on May 26, 2016. In conjunction with this announcement, Kemper’s Board formed a committee to conduct a search for Southwell’s replacement.

“I have appreciated the opportunity to serve in leadership roles for Kemper these past 20 years, and I’m proud of all we have accomplished together,” said Southwell. “It is a privilege to work with our talented team of professionals who are dedicated to serving our agents, policyholders and shareholders well. I look forward to working closely with the board as we transition the leadership of the company over the next year.”

About Kemper
The Kemper family of companies is one of the nation’s leading insurers. With $8 billion in assets, Kemper is improving the world of insurance by offering personalized solutions for individuals, families and businesses. Kemper's businesses collectively:

•	Offer insurance for home, auto, life, health and valuables

•	Service six million policies

•	Are represented by more than 20,000 independent agents and brokers

•	Employ 6,000 associates dedicated to providing exceptional service

•	Are licensed to sell insurance in 50 states and the District of Columbia

Learn more about Kemper.

Contact

Investors:     Diana Hickert-Hill
312.661.4930
investor.relations@kemper.com